UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2019

Portman Ridge Finance Corporation

(Exact name of registrant as specified in its charter)

Delaware	814-00735	20-5951150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

650 Madison Avenue, 23rd Floor New York, New York		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 891-2880

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	PTMN	The NASDAQ Global Select Market
6.125% Notes due 2022	KCAPL	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 18, 2019, Portman Ridge Finance Corporation, a Delaware corporation (the “Company”), completed its previously announced acquisition of OHA Investment Corporation, a Maryland corporation (“OHAI”), pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 31, 2019, by and among the Company, Storm Acquisition Sub Inc., a Maryland corporation and a direct wholly owned subsidiary of the Company (“Acquisition Sub”), OHAI and Sierra Crest Investment Management LLC, a Delaware limited liability company and the external investment adviser to the Company (“Sierra Crest”). Pursuant to the Merger Agreement, Acquisition Sub was merged with and into OHAI, with OHAI continuing as the surviving corporation and a direct wholly owned subsidiary of the Company (the “First Merger”). Immediately following the First Merger, OHAI was merged with and into the Company, with the Company continuing as the surviving corporation (the “Second Merger”). As a result of, and as of the effective time of, the Second Merger, OHAI’s separate corporate existence ceased.

In accordance with the terms of the Merger Agreement, at the effective time of the First Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of OHAI (the “OHAI Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares held by subsidiaries of OHAI or held, directly or indirectly, by the Company or Acquisition Sub (the “Canceled Shares”)) was converted into the right to receive (i) an amount in cash, without interest, equal to approximately $0.42, and (ii) 0.3688 shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (plus any applicable cash in lieu of fractional shares). As of immediately prior to the Effective Time, there were 37,390,117 shares of Company Common Stock issued and outstanding. The Merger Agreement also provides that each share of OHAI Common Stock issued and outstanding immediately prior to the Effective Time, excluding Canceled Shares, will be entitled to receive, as additional consideration funded by Sierra Crest, an amount in cash, without interest, equal to approximately $0.15.

The Company has agreed that if shares of Company Common Stock are trading at a price below 75% of its net asset value per share at any time during the twelve-month period from and after the Effective Time, the Company’s Board of Directors (the “Board”) will promptly announce the Company’s commitment to purchase, during the twelve-month period from and after such announcement, up to $10,000,000 worth of shares of Company Common Stock in open market transactions, at the then current market price. Such purchases will be in accordance with Rule 10b-18 under the Exchange Act. In the event that the conditions precedent to this repurchase commitment are met, the Board intends to consider and approve an open-market stock repurchase program at its next regularly scheduled board meeting.

The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which was filed by the Company as Exhibit 2.1 to its Current Report on Form 8-K filed on August 1, 2019, and is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

On December 18, 2019, the Company and OHAI issued a joint press release announcing the completion of the transactions contemplated by the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Filed with this report:

2.1*	Agreement and Plan of Merger, dated as of July 31, 2019 by and among Portman Ridge Finance Corporation, Storm Acquisition Sub Inc., OHA Investment Corporation, and Sierra Crest Investment Management LLC (Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 1, 2019).

*	Exhibits and schedules to this Exhibit have been omitted in accordance with Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

Furnished with this report:

99.1	Joint Press Release, dated December 18, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PORTMAN RIDGE FINANCE CORPORATION

By:	/s/ Edward U. Gilpin
Edward U. Gilpin
Chief Financial Officer

Date: December 19, 2019